Exhibit 4.61
NOVATION AGREEMENT
This Novation Agreement is made this 13 Aug 2008 between:
1.	SAP Hong Kong Co. Ltd., a Hong Kong corporation, with offices at Suits 1111-4, 11th Floor, Cityplaza 4, 12 Taikoo Wan Road, Taikoo Shing, Hong Kong (hereinafter referred to as “SAP”),

2.	Zastron Precision-Tech Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “ZPT”),

3.	Nam Tai Electronic & Electrical Products Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “NTEEP”).
WHEREAS:
(I)	SAP and ZPT have entered into the software agreements particulars of which are shortly described in the Schedule hereto (“the Agreements”).

(II)	ZPT wishes to be released and discharged from the Agreements and SAP has agreed to release and discharge ZPT, upon NTEEP undertaking to perform the Agreements and to be bound by the terms of the Agreements in place of ZPT with effect from the date of this Novation Agreement (“this Date”).
NOW THIS NOVATION AGREEMENT WITNESSES AS FOLLOWS:
1.	NTEEP undertakes with SAP with effect from this Date to be bound by and to perform all the terms of the Agreements and to assume all obligations and duties and liabilities under the Agreements in every way as if NTEEP were an original party to the Agreements in lieu of ZPT, whether such obligations, duties and liabilities arise prior to, on or after this Date.

2.	NTEEP hereby ratifies all previous acts and deeds taken or done by ZPT with respect to the Agreements as if the same had been taken or done by NTEEP.

3.	ZPT hereby assigns and transfers to NTEEP all rights, benefits, titles and interest of ZPT in and under the Agreements. The term “Licensee” as used in the Agreements shall as from this Date refer to NTEEP.

4.	With effect from this Date, SAP releases and discharges ZPT from all claims and demands and liabilities whatever in respect of or related to the Agreements and accepts the liability of NTEEP under the agreements in lieu of liability of ZPT and agrees to be bound by and to perform all the terms of the Agreements in every way as if NTEEP were an original party to the Agreements in lieu of ZPT.

5.	This Novation Agreement shall be governed by and construed in accordance with Hong Kong laws, and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong courts.
SCHEDULE
1.	SAP Hong Kong SAP Software End-User Value License Agreement effective November 30, 2007

2.	SAP Premium Support Services Schedule (“P Schedule”) effective November 30, 2007

3.	Appendix 1 effective November 30, 2007 to SAP Hong Kong SAP Software End-User Value License Agreement

4.	Appendix 1.1 effective June 15, 2008 to SAP Hong Kong SAP Software End-User Value License Agreement

5.	Affiliate Use Appendix 1 effective November 30, 2007 to SAP Hong Kong SAP Software End-User Value License Agreement

6.	Professional Services Agreement

7.	Statement of Works

IN WITNESS WHEREOF the parties hereto have duly executed the Novation Agreement the day and year first above written.

Signed by the authorized representatives of	)	[Signed]
SAP Hong Kong Co. Ltd. under hand	)

Sealed with the Common Seal of	)
Zastron Precision-Tech Limited and	)	[Signed]
signed by John Quinto Farina	)
its director	)

Sealed with the Common Seal of	)
Nam Tai Electronic & Electrical	)
Products Limited and signed by	)	[Signed]
Masaaki Yasukawa and	)
Wong Kuen Ling	)
its directors	)